Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated   tms\~ day of September 2011 .

BETWEEN:

Clean Power Concepts Inc.

1620 McAra Street
Regina, Saskatchew~ Canada S4N6H6

(the "Employer")

OF THE FIRST PART

AND

Mr. Robert Morrison, of 5250 Cobble Crescent, Kelowna, BC VIW5C3

(the "Employee")

OF THE SECOND PART

BY YOUR EXECUTION OF THIS AGREEMENT, YOU ACKNOWLEDGE YOUR CONTRACT TERM WITII THE "EMPLOYER" ON THE FOLLOWING TERMS AND CONDmONS:

BACKGROUND:

A.	The Employer is duly incorporated, organized, and existing under the laws of the State of Nevada.
B.	The Employer is of the opinion that the Employee has the necessary qualifications, experience, and abilities to assist and benefit the Employer in its business.
C.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.
1.	Employment
(1)	The Employee will commence employment with the Employer on September 6th, 2011, (the "Commencement Date").
(2)	You are employed by the Employer in the position of Chief Executive Officer, Green Lab Energy Canada Division, and President, Clean Power Concepts Inc. You agree to be bound by the terms and conditions of this Agreement during your employment with the Employer. In carrying out your duties, you will comply with all reasonable instructions as may be given by the Employer.
(3)	You acknowledge and agree that the employment relationship will be governed by the standards and terms established by the Employer's policies as they are established from time to time and agree to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. You undertake to inform yourself of the details of such policies and amendments thereto established from time to time.

(4)	Your hours of work may vary and may be irregular as long as those hours worked are to meet the required objectives of your employment. Accordingly, thls Agreement constitutes your consent to working greater hours than those provided in any applicable employment or labour standards legislation. In addition, it is expected that you will devote yourself exclusively to the Employer's business and will not be employed or engaged in any capacity in any other business without the prior permission of the Employer.
(5)	The Employer agrees to employ the Employee as CEO of Green Lab Energy Canada Division, and President, Clean Power Concepts Inc.; to fulfill all duties and job tasks as deemed necessary, to take the initiative to determine job tasks that need to be completed, to remain organized and assist those you work with to schedule and organize. All duties and requirements fall under the guidance and direction of the Chairman. The Employee agrees to be employed on the terms and conditions set out in this Agreement and to be subject to the general supervision of and act pursuant to the orders, advice, and direction of the Employer.
(6)	The Employee will perform any and all duties now and later assigned to the Employee by the Employer. The Employee will also perform such other duties as are customarily performed by one holding such a position in other, same or similar businesses or enterprises as that engaged in by the Employer.
(7)	The Employee agrees to abide by the Employer's rules, regulations, and practices including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified_
2.	Remuneration and Benefits
(1)	In consideration of your performance of the obligations contained in this Agreement:
a.	The Employer will pay you a contract wage as per the following, in biweekly pay periods, in arrears.
•	Base annual salary of $48,000 Salary to be paid in equal installments, at the end of each month.
•	The employee shall be entitled to participate in the common restricted stock program with the granting of 60,000,000 common shares of Clean Power Concepts Inc.
•	The employee shall be entitled to participate in the company's employee benefits program.
•	Have the use of late model company truck.
•	Re-imbursement of authorized normal business expenses incurred on behalf of the company
b.	The Employee shall work flex hours if needed. At a minimum the Employee shall work of 8:30am to 5:30pm Monday to Friday pursuant to a monthly schedule. The Employee shall receive regular wages for any agreed upon hours worked over this

c.	The Employee shall be entitled to 60 minutes of paid break time for lunch per day.
d.	The Employee shall be entitled to 4 weeks of paid vacation, which cannot be consecutive and must be agreed to with 6 weeks' notice. Holidays must be used within each calendar year; an amount not exceeding 2 weeks may upon authorization be "rolled" over to subsequent years for use. These roll over weeks must be used within 120 days following the 1st of January each year.
e.	The Employee shall be entitled to sick leave per year as per the required legislated obligations.
f.	The Employer agrees to pay all taxes and submit all deductions payable as prescribed by law (including, but not limited to employment insurance, income tax, Canada Pension plan).
(2)	You understand and agree that, on providing thirty days' advance written notice, the Employer has the right to unilaterally introduce changes to your compensation arrangements, and that such changes in your compensation arrangements will not affect the application of this Agreement.
3.	Confidential Information
(1)	You acknowledge that as an employee and in such other position as you may hold with the Employer, you will acquire information (the "Information") about certain matters which is confidential to the Employer, which Information is the exclusive property of the Employer, including but not limited to, the following:
a.	trade secrets;
b.	lists of present and prospective clients;
c.	any information related to present or prospective clients;
d.	pricing and sales policies and concepts;
e.	rillancial information;
f.	business plans, forecasts and marketing strategies; and
g.	software and technology utilized in the business (the "Technology").
(2)	You acknowledge that the Information could be used to the detriment of the Employer and that the disclosure could cause irreparable harm to the Employer. Accordingly, you undertake to treat confidentially all Information and not to disclose it to any third party or to use it for any purpose during your employment, except as may be necessary in the proper discharge of your duties, or after termination of your employment for any reason, except with the written permission of the Employer.
(3)	You acknowledge that the Employer owns all Technology, Processes and Clients and Customer Relationships that may be used or developed by you during the course of your employment with the Employer and you agree to waive all legal and moral rights to any such Technology.

(4)	All files, notes, data, tapes, reference items, memoranda, records, diskettes and other materials in any way relating to any of the Information, the Technology or to the Employer's business produced by you or coming into your possession by or through your employment, shall belong exclusively to the Employer and you agree to turn over to the Employer all copies of any such materials in your possession or under your control, forthwith, at the request of the Employer or, in the absence of a request, on the termination of your employment with the Employer.
(5)	You agree to execute a 24-month Non-Competition and an extended Confidentiality agreement with the Employer.
4.	Non-Solicitation
(1)	You acknowledge and agree that as an employee of the Employer you will gain knowledge of and a close working relationship with the Employer's clients, which would injure the Employer if made available to a competitor or used for competitive purposes.
a	You agree with and for the benefit of the Employer that for a period of 24 months from the date of termination of your employment, whether such termination is occasioned by you, by the Employer with or without cause, or by mutual agreement, you will not, for any reason whatsoever, directly or indirectly, solicit or accept business with respect to any of the Employer's clients or customers, wherever situated.
b.	You further agree that during employment pursuant to this Agreement and for a period of 24 months following termination of employment, whether such termination is occasioned by you, by the Employer with or without cause, or by mutual agreement, you will not hire or take away or cause to be hired or taken away any employee of the Employer for the purposes of employment in any business related to or competitive with the business of the Employer.

5.	Injunctive Relief
(1)	You understand and agree that the Employer has a material interest in preserving the relationships it has developed with its clients against impairment by competitive activities of a former employee. Accordingly, you agree that the restrictions and covenants contained in paragraph 3 "Confidential Information", and paragraph 4 "Non-Solicitation", are reasonably required for the protection of the Employer and its goodwill and that your agreement to the same by your execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Employer to enter into this Agreement and to employ you, and that the Employer would not enter into this Agreement absent such an inducement.
(2)	You understand and agree that the restrictions and covenants contained in paragraph 3 "Confidential Information", and paragraph 4 "Non-Solicitation", shall each be construed as independent of any other portion of this Agreement, and the existence of any claim or cause of action by you against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants and restrictions.

(3)	You understand and agree, without prejudice to any and all other rights of the Employer, that in the event of your violation or attempted violation of any of the covenants contained in paragraph 3 "Confidential Information", and paragraph 4 ''Non-Solicitation'', an injunction or other like remedy shall be the only effective method to protect the Employer's rights and property as set out, and that an interim injunction may be granted immediately on the commencement of any suit.
6.	Termination
(1)	You may terminate your employment pursuant to this Agreement by giving at least 30 days advance notice in writing to the Employer. The Employer may waive such notice, in whole or in part, and if it does, your entitlement to remuneration and benefits pursuant to this Agreement will cease on the date it waives such notice.
(2)	The Employer may terminate your employment pursuant to this Agreement without notice or payment in lieu thereof, for cause. For the purposes of this Agreement "cause" shall include:
a.	any material breach of the provisions of this Agreement by you, as determined in the sole discretion of the Employer;
b.	consistent poor performance on your part, after being advised as to the standard required, as determined in the sole discretion of the Employer;
c.	any intentional or grossly negligent disclosure of any Information by you, as determined in the sole discretion of the Employer;
d.	your violation of any local, provincial or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft;
e.	conduct on your part that is materially detrimental to the business or the financial position of the Employer, as determined in the sole discretion of the Employer;
f.	any conduct on your part which, in the opinion of the Employer, tends to bring you or the Firm into disrepute, including, but not limited to any breach of the rules of the Institute of Chartered Accountants of Saskatchewan, the Society of Management Accountants of Saskatchewan, the Securities Commission of Saskatchewan, or any other professional body to which you belong and which regulates the provision of services the employer, whether resulting in disciplinary procedures or not;
g.	any mental or physical disability or illness which results in you not being able to substantially perform your duties for a continuous period of 30 days. Failure by the Firm to rely on the provision of this paragraph in any given instance or instances shall not constitute a precedent or be deemed a waiver.
h.	personal conduct on your part which is of such a serious and substantial nature that, as determined in the sole discretion of the Employer it would injure the reputation of the Employer if you are retained as an employee;
i.	any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

(3)	In addition, the Employer may terminate your employment pursuant to this Agreement at its sole discretion for any reason, without cause, upon providing to you notice of termination, or at the Employer's option, pay in lieu of notice, plus all payments or entitlements to which you are entitled pursuant to The Labour Standards Act, including as to notice of termination, or at the Employer's option, pay in lieu of notice, and severance pay, if applicable.
(4)	Pay in lieu of notice will be calculated as provided in The Labour Standards Act. Your rights and entitlements under any bonus or profit sharing plan shall terminate effective as of the date of your termination of employment, or as at the date you receive notice of termination, if pay in lieu of notice is provided.
(5)	Pay in lieu of notice may, at the Employer's sole option be provided in a lump sum or in regular semi-monthly installments and shall be subject to all deductions and withholdings required by law.
7.	Notices
(1)	Any notice required or permitted to be given to either party must be delivered by hand or personally to the party's address last known to the other party and will be deemed to be received on the date of hand delivery or personal delivery to such address. Personal delivery shall include delivery by a commercial courier.
8.	Severability
(1)	In the event that any provision of this Agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such finding will not affect any other provision of this Agreement which will continue to be in full force and effect.
9.	Waiver
(1)	The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
10.	Modification of Agreement
(1)	Any modification of this Agreement must be in writing and signed by both you and the Employer or it shall have no effect and shall be void.
11.	Independent Legal Advice
(1)	You acknowledge that you have read and understand this Agreement, and acknowledge that you have had the opportunity to obtain legal advice about it.
12.	Performance Reviews
(1)	Performance evaluations will be held every six months for the first year of employment, then annually on the anniversary of this agreement thereafter.

(2)	Please review this Agreement carefully. If after reading it and considering the contents, you are prepared to accept employment with the Employer in accordance with the terms and conditions contained herein, please indicate your acceptance by signing your name where indicated. The photocopy is for your personal files.

Signed at the City of Kelowna, in the Province of British Columbia, this 5th day of September 2011.

Per	/s/ Michael Shenher

The Employer -	Michael Shenher - CEO

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider this Agreement and the matters set out therein. I accept employment with the Employer on the terms and conditions set out in this Agreement, effective on the date of commencement of employment with the Employer.

Signed in the City of Kelowna, in the Province of British Columbia, this 5th day of September 2011.

/s/ Robert Morrison	The Employee - Robert Morrison